SCHEDULE 14C INFORMATION

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

PROTOCALL TECHNOLOGIES INCORPORATED
(Name of Registrant As Specified In Charter)

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)     Title of each class of securities to which transaction applies:

2)     Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:

2)    Form, Schedule or Registration Statement No.:

3)    Filing Party:

4)    Date Filed:

PROTOCALL TECHNOLOGIES INCORPORATED
47 Mall Drive
Commack, New York 11725-5717
(631) 543-3655

August 29, 2006

To Our Stockholders:

The purpose of this information statement is to inform the holders of record of shares of our common stock as of the close of business on the record date, August 29, 2006, that our board of directors has recommended, and by written consent the holders of a majority of the voting power of our outstanding common stock voted on August 29, 2006, to approve the following:

1.  The amendment of our Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares.

2.  The amendment of our 2004 Stock Option Plan to authorize (i) an increase of available options relating to an additional 14,500,000 shares of common stock, and (ii) an increase in the number of options that can be granted to any one individual relating to an additional 5,000,000 shares of common stock.

3.  Approval of a grant of stock options to purchase 990,000 shares of Common Stock to various employees.

4.  The appointment of Eisner, LLP as our independent auditors for the fiscal year ending December 31, 2006.

As of the record date, 68,824,542 shares of our common stock were issued and outstanding. Each share of common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders.

This information statement is dated August 29, 2006, and is first being sent or given to our stockholders as of the record date on or about August 29, 2006.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We appreciate your continued support and confidence in our company.

Very truly yours,

Bruce Newman
President and CEO

PROTOCALL TECHNOLOGIES INCORPORATED
47 Mall Drive
Commack, New York 11725-5717
(631) 543-3655

_____________________

INFORMATION STATEMENT

AUGUST 29, 2006

____________________

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

The purpose of this information statement is to inform the holders of record of shares of our common stock as of the close of business on the record date, August 29, 2006, that our board of directors (the “Board of Directors”) has recommended, and by written consent the holders of a majority of the voting power of our outstanding common stock voted on August 29, 2006, to approve the following:

1.  The amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares.

2.  The amendment of our 2004 Stock Option Plan to authorize (i) an increase of available options relating to an additional 14,500,000 shares of common stock, and (ii) an increase in the number of options that can be granted to any one individual relating to an additional 5,000,000 shares of common stock.

3.  Approval of a grant of stock options to purchase 990,000 shares of Common Stock to various employees.

4.  The appointment of Eisner, LLP as our independent auditors for the fiscal year ending December 31, 2006.

As of the record date, 68,824,542 shares of our common stock were issued and outstanding. Each share of common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders.

This information statement will be sent on or about August 29, 2006, to our stockholders of record who do not sign the majority written consent described in this information statement.

VOTING SECURITIES

The amendment to our Articles of Incorporation was approved by written stockholder consent on August 29, 2006, by 5 stockholders owning a majority of the outstanding shares of our common stock. Our only outstanding voting securities are our shares of common stock.

As of the date of the stockholder consent, there were issued and outstanding a total of 68,824,542 shares of common stock. With respect to the action approved by the stockholder consent, each share of our common stock entitled its holder to one vote. The stockholder consent was signed by holders of 40,164,048 (or 58.36%) of the 68,824,542 votes that were entitled to be cast on these matters.

As a result of requirements under applicable federal securities, the stockholder consent will not be effective, and therefore the amendment to our Articles of Incorporation cannot occur, until at least 20 calendar days after this information statement is sent or given to our stockholders of record as of the record date.

Distributions and Costs

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. We will only deliver one information statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Security holders may also address future requests regarding delivery of information statements and annual reports by contacting us at our address noted above.

No Dissenters’ Rights

Nevada law does not provide for dissenters’ rights in connection with the approval of the corporate actions described in this information statement.

STOCKHOLDER RESOLUTION NO. 1

Amendment to Articles of Incorporation

Our Board of Directors and stockholders owning a majority of the outstanding shares of our common stock have approved an amendment to our Articles of Incorporation to increase the aggregate number of authorized shares of our common stock from 100,000,000 shares to 200,000,000 shares. Our Articles of Incorporation presently authorize the issuance of 100,000,000 shares of common stock.

Text of Amendment

The amendment would result in the text of Article III of our Articles of Incorporation reading as follows:

1.  Number of Shares. The aggregate number of capital stock shares which the Corporation shall have authority to issue is two hundred million (200,000,000) shares, of common stock, $.001 par value. The Board may, in its discretion, issue preferred stock and debt securities with such terms and conditions as it may decide, without shareholder approval.

General Effect of the Proposed Amendment and Reasons for Approval

Our Board of Directors unanimously recommended that we approve the amendment for the following reasons:

Availability. Of our 100,000,000 authorized shares of common stock, substantially all of them were issued and outstanding as of the record date. As of the record date, after taking into account shares of common stock reserved for issuance under compensation plans and outstanding warrants, none of the 100,000,000 shares authorized in our Articles of Incorporation remain available for issuance.

Future Issuances. Our Board of Directors believes the amendment is advisable in order to maintain our financing and capital-raising flexibility in today’s competitive, fast-changing environment, and to have shares available for use in employee benefit plans and other corporate purposes.

Adoption of the amendment would enable our Board of Directors from time to time to issue additional shares of our common stock authorized by the amendment for such purposes and such consideration as our Board of Directors may approve without further approval of our stockholders, except as may be required by law or the rules of any national securities exchange on which our shares of common stock are at the time listed. As is true for shares presently authorized, common stock authorized by the amendment may, when issued, have a dilutive effect on the equity and voting power of existing holders of common stock.

The additional authorized shares of common stock would have the identical powers, preferences and rights as the shares now authorized. Under Nevada law, stockholders will not have any dissenters’ or appraisal rights in connection with the amendment. The amendment will become effective upon the filing, promptly after the expiration of the 20-day period commencing on the mailing of this Information, of the Certificate of Amendment required by the General Corporation Law of Nevada.

STOCKHOLDER RESOLUTION NO. 2

Amendment to 2004 Stock Option Plan

Our Board of Directors and stockholders owning a majority of the outstanding shares of our common stock have approved an amendment to our 2004 Stock Option Plan, as amended (the “Amended 2004 Plan”), (i) to increase by 14,500,000 the number of shares of common stock with respect to which options may be granted under the Amended 2004 Plan, which will increase the total number of shares of common stock with respect to which options may be granted to 19,000,000, and (ii) to increase by 5,000,000 the number of options that may be granted to any one individual under the Amended 2004 Plan, which will increase the total number of options that may be granted to one individual to 5,700,000. As of August 24, 2006, we have granted options to purchase 3,821,175 shares of common stock under the Amended 2004 Plan.

Our Board of Directors unanimously recommended that we approve the Amended 2004 Plan because the Board of Directors believes that increasing the number of shares with respect to which options may be granted under the Amended 2004 Plan, increasing the number of options that may be granted to any one individual under the Amended 2004 Plan and changing the limit on grants to individuals with regard thereto, is necessary to allow us to continue to utilize our stock to attract and retain the services of employees and board directors essential to our long-term growth and financial success. We believe that such equity incentives are necessary for us to remain competitive with regard to attracting and retaining qualified individuals and to more closely tie their interests to those of our stockholders.

A summary of the Amended 2004 Plan is set forth below. This summary is, however, qualified by and subject to the more complete information set forth in the Amended 2004 Plan, a copy of which is attached as Appendix A.

Purpose of the Amended 2004 Plan. The purpose of the Amended 2004 Plan is to provide an additional incentive to attract and retain qualified competent persons who provide services and upon whose efforts and judgment the success of our company is largely dependent, through the encouragement of stock ownership in us by such persons. In furtherance of this purpose, the Amended 2004 Plan authorizes, among other things, (a) the granting of incentive or nonqualified stock options to purchase common stock (collectively, "Options") to persons selected by the administrators of the Amended 2004 Plan from the class of all of our regular employees, including officers who are regular employees and directors, (b) the provision of loans for the purposes of financing the exercise of Options and the amount of taxes payable in connection therewith, and (c) the use of already owned common stock as payment of the exercise price for Options granted under the Amended 2004 Plan.

Administration of the Amended 2004 Plan. The Amended 2004 Plan provides that it shall be administered by:

•	our Board of Directors, or

•
by a committee appointed by the Board of Directors, which shall be composed of two or more directors, all of whom shall be "outside directors" (as defined in the Amended 2004 Plan), in compliance with Rule 16b-3 of the Exchange Act and Section 162(m) of the Code (although Rule 16b-3 may also be complied with if option grants are approved by the Board of Directors).

The Committee or the Board of Directors in its sole discretion determines the persons to be awarded Options, the number of shares subject thereto and the exercise price and other terms thereof. In addition, the Committee or the Board of Directors has full power and authority to construe and interpret the Amended 2004 Plan, and the acts of the Committee or the Board of Directors are final, conclusive and binding on all interested parties, including our company, its shareholders, officers and employees, recipients of grants under the Amended 2004 Plan, and all persons or entities claiming by or through such persons.

An aggregate of 19,000,000 shares of common stock will be reserved for issuance upon the exercise of Options granted under the Amended 2004 Plan. The shares acquired upon exercise of Options granted under the Amended 2004 Plan will be authorized and issued shares of common stock. Our shareholders will not have any preemptive rights to purchase or subscribe for any common stock by reason of the reservation and issuance of common stock under the Amended 2004 Plan. If any Option granted under the Amended 2004 Plan should expire or terminate for any reason other than having been exercised in full, the unpurchased shares subject to that Option will again be available for purposes of the Amended 2004 Plan.

Certain Terms and Conditions. All Options granted under the Amended 2004 Plan must be evidenced by a written agreement between us and the grantee. The agreement will contain such terms and conditions as the Committee or the Board of Directors shall prescribe, consistent with the Amended 2004 Plan, including, without limitation, the exercise price, term and any restrictions on the exercisability of the Options granted.

For any Option granted under the Amended 2004 Plan, the exercise price per share of common stock may be any price determined by the Committee or the Board of Directors; however, the exercise price per share of any Incentive Stock Option may not be less than the Fair Market Value of the common stock on the date such Incentive Stock Option is granted. For purposes of the Amended 2004 Plan, the "Fair Market Value" on any date of reference is deemed to be the closing price of common stock on the business day immediately preceding such date, unless the Committee or the Board of Directors in its sole discretion determines otherwise in a fair and uniform manner. For this purpose, the closing price of common stock on any business day is (i) if common stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of common stock on such exchange or reporting system, as reported in any newspaper of general circulation; (ii) if common stock is quoted on the Nasdaq National or Capital Market, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of common stock on such system; or (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for common stock as reported by the Pink Sheets LLC if at least two securities dealers have inserted both bid and asked quotations for common stock on at least 5 of the 10 preceding days.

The Committee or the Board of Directors may permit the exercise price of an Option to be paid for in cash, by certified or official bank check or personal check, by money order, with already owned shares of common stock that have been held by the Optionee for at least six (6) months (or such other shares as we determine will not cause us to recognize for financial accounting purposes a charge for compensation expense), the withholding of shares of common stock issuable upon exercise of the Option, by delivery of a properly executed exercise notice together with such documentation as shall be required by the Committee or the Board of Directors (or, if applicable, the broker) to effect a cashless exercise, or a combination of the above. If paid in whole or in part with shares of already owned common stock, the value of the shares surrendered is deemed to be their Fair Market Value on the date the Option is exercised. The Amended 2004 Plan also authorizes us to lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of the Option granted thereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with the Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at the prime rate of our principal lender or such other rate as the Committee or the Board of Directors, as the case may be, shall determine, and (iv) contain such other terms as the Committee or the Board of Directors in its sole discretion shall reasonably require.

The use of already owned shares of common stock applies to payment for the exercise of an Option in a single transaction and to the "pyramiding" of already owned shares in successive, simultaneous Option exercises. In general, pyramiding permits an Option holder to start with as little as one share of common stock and exercise an entire Option to the extent then exercisable (no matter what the number of shares subject thereto). By utilizing already owned shares of common stock, no cash (except for fractional share adjustments) is needed to exercise an Option. Consequently, the Optionee would receive common stock equal in value to the spread between the fair market value of the shares subject to the Option and the exercise price of such Option.

No incentive stock option and, unless the prior written consent of the Committee or the Board of Directors is obtained (which consent may be withheld for any reason) and the transaction does not violate the requirement of Rule 16b-3 under the Exchange Act, and no non-qualified stock option, granted under the Amended 2004 Plan is assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of an Optionee, an Option is exercisable only by him or her or, in the case of a non-qualified stock option, by his permitted assignee. The expiration date of an Option under the Amended 2004 Plan will be determined by the Committee or the Board of Directors at the time of grant, but in no event may such an Option be exercisable after 10 years from the date of grant. An Option may be exercised at any time or from time to time or only after a period of time in installments, as the Committee or the Board of Directors determines. The Committee or the Board of Directors may in its sole discretion accelerate the date on which any Option may be exercised. Each outstanding Option granted under the Amended 2004 Plan may become immediately fully exercisable in the event of certain transactions, including certain changes in control of our company, certain mergers and reorganizations, and certain dispositions of substantially all of our assets.

Unless otherwise provided in the Option agreement, the unexercised portion of any Option granted under the Amended 2004 Plan shall automatically be terminated (a) three months after the date on which the Optionee's employment is terminated for any reason other than (i) Cause (as defined in the Amended 2004 Plan), (ii) mental or physical disability, or (iii) death; (b) immediately upon the termination of the Optionee's employment for Cause; (c) one year after the date on which the Optionee's employment is terminated by reason of mental or physical disability; or (d) one year after the date on which the Optionee's employment is terminated by reason of Optionee's death, or if later, three months after the date of Optionee's death if death occurs during the one year period following the termination of the Optionee's employment by reason of mental or physical disability.

To prevent dilution of the rights of a holder of an Option, the Amended 2004 Plan provides for appropriate adjustment of the number of shares for which Options may be granted, the number of shares subject to outstanding Options and the exercise price of outstanding Options, in the event of any increase or decrease in the number of issued and outstanding shares of our capital stock resulting from a stock dividend, stock split, share combination, recapitalization or other capital adjustment. The Committee or the Board of Directors has discretion to make appropriate anti-dilution adjustments to outstanding Options in the event of a merger, consolidation or other reorganization or a sale or other disposition of substantially all of our assets.

The Amended 2004 Plan will expire on July 22, 2014, and any Option outstanding on such date will remain outstanding until it expires or is exercised. The Committee or the Board of Directors may amend, suspend or terminate the Amended 2004 Plan or any Option at any time, provided that such amendment shall be subject to the approval of our shareholders if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or to comply with Section 162(m) of the Code) or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or granted. In addition, no amendment, suspension or termination shall substantially impair the rights or benefits of any Optionee, pursuant to any Option previously granted, without the consent of the Optionee.

Federal Income Tax Consequences of Awards of Options. The Amended 2004 Plan is not qualified under the provisions of section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Nonqualified Stock Options. On exercise of a nonqualified stock option granted under the Amended 2004 Plan, an Optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of common stock acquired on exercise of the Option over the exercise price. If the Optionee is an employee of our company, that income will be subject to the withholding of Federal income tax. The Optionee's tax basis in those shares will be equal to their fair market value on the date of exercise of the Option, and his holding period for those shares will begin on that date.

If an Optionee pays for shares of common stock on exercise of an Option by delivering shares of our common stock, the Optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the Optionee's tax basis in them. The Optionee, however, otherwise will be taxed on the exercise of the Option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the Option, the Optionee's tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The Optionee's tax basis and holding period for the additional shares received on exercise of the Option will be the same as if the Optionee had exercised the Option solely in exchange for cash.

We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the Optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options. The Amended 2004 Plan provides for the grant of stock options that qualify as "incentive stock options" as defined in section 422 of the Code. Under the Code, an Optionee generally is not subject to tax upon the grant or exercise of an incentive stock option. In addition, if the Optionee holds a share received on exercise of an incentive stock option for at least two years from the date the Option was granted and at least one year from the date the Option was exercised (the "Required Holding Period"), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss.

If, however, an Optionee disposes of a share acquired on exercise of an incentive stock option before the end of the Required Holding Period (a "Disqualifying Disposition"), the Optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the Option, the amount of ordinary income recognized by the Optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the Option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An Optionee who exercises an incentive stock option by delivering shares of common stock acquired previously pursuant to the exercise of an incentive stock option before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents "pyramiding" the exercise of an incentive stock option (that is, exercising an incentive stock option for one share and using that share, and others so acquired, to exercise successive incentive stock options) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of common stock acquired on exercise of an incentive stock option exceeds the exercise price of that Option generally will be an adjustment included in the Optionee's alternative minimum taxable income for the year in which the Option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the Option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the Optionee's alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the Option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the Optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Section 162 Limitations. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company's tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the Company that pays it. We intend that Options granted to employees, whom the Committee expects to be covered employees at the time a deduction arises in connection with such Options, will qualify as such "performance-based compensation," so that such Options will not be subject to the Section 162(m) deductibility cap of $1.0 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that Options under the Amended 2004 Plan will qualify as "performance-based compensation" that is fully deductible by us under Section 162(m).

Section 409A. Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to "nonqualified deferred compensation plans," including new rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer's financial health. These new rules generally apply with respect to deferred compensation that was earned and vested on or after January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these new rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the awards to be granted under Amended 2004 Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, discounted stock options and deferred stock. It is our company's intention that any award agreement that will govern awards subject to Section 409A will comply with these new rules.

New Plan Benefits
The number of shares that may be granted to the Company's chief executive officer, executive officers, non-employee directors and non-executive officers under the Amended 2004 Plan are not determinable at this time, as such grants are subject to the discretion of the Compensation Committee.

STOCKHOLDER RESOLUTION NO. 3

Appointment of Independent Auditor

Our Board of Directors and stockholders owning a majority of the outstanding shares of our common stock have approved the Audit Committee’s appointment of Eisner, LLP to serve as independent auditors for the year ending December 31, 2006. Eisner, LLP has served as our independent auditors since 2004, and is considered by our management to be well qualified.

The following table sets forth the aggregate fees billed or to be billed to us by Eisner, LLP for the fiscal years ended December 31, 2005 and 2004:

	2004	2005
Audit Fees	$136,000	$110,000
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

All services performed by Eisner, LLP were pre-approved by our Audit Committee in accordance with its pre-approval policy adopted in 2004. The policy describes the audit, audit-related, tax, and other services permitted to be performed by the independent auditors, subject to the Audit Committee's prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the committee.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on. We have agreed to pay each non-employee director a retainer fee of $5,000 per quarter, but deferred until we have sufficient cash flow as determined by our board, and no participation fee for attendance at regular or special meetings of the board. We have also agreed to pay a special committee retainer fee of $2,000 per quarter, payable at the end of each quarter, and no participation fee for attendance at meetings of a committee of the board. We will also reimburse each director for reasonable accommodations, coach travel and other miscellaneous expenses relating to each director's attendance at board meetings and committee meetings promptly upon submission of actual receipts to our chief financial officer. All option grants to non-employee directors are pursuant to the 2004 Stock Option Plan. Other terms and conditions of the option grants are on the standard terms and conditions as those option grants to employees.

The Compensation Committee will review the director compensation plan annually, and adjust it according to then current market conditions and good business practices.

Executive Compensation

The following table sets forth the cash compensation (including cash bonuses) paid or accrued by us for our years ended December 31, 2005, 2004 and 2003 to our Chief Executive Officer and our four most highly compensated officers other than the Chief Executive Officer at December 31, 2005.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Long-Term Compensation - Awards - Securities Underlying Options (# shares)

Donald Hoffmann, Chief Executive Officer of Protocall (3), (7)	2005 2004 2003	149,423 59,135 -	10,000 - -	15,000 - -	950,000 (8) 50,000 -

Bruce Newman, Chief Executive Officer through 6/05, Director and Consultant 9/05-12/05 (6), (7)	2005 2004 2003	195,000 113,750 52,000	- - -	77,188 94,250	750,000 (8) 98,125 97,500

Anthony Andrews, former Executive Vice President-Corporate Development of Protocall (2)	2005 2004 2003	42,500 143,699 92,768	- - -	- - -	- 4,584 55,008

Brenda Newman, Senior Vice President-Content and Digital Rights Management of Protocall	2005 2004 2003	146,435 85,750 42,900	- - -	- 58,188 67,350	350,000 (8) 109,875 73,500
_____________________________

(1)
Other Compensation does not include the cost to Protocall for health and welfare benefits received by the above named officers. The aggregate amounts of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual compensation of such officer.

(2)	Mr. Andrews resigned as an officer effective October 31, 2004. Amounts paid in 2005 are severance payments as per the terms of Mr. Andrews’ employment contract.

(3)	Mr. Hoffmann joined us in August 2004 as Chief Operating Officer. Mr. Hoffmann became our Chief Executive Officer in September 2005.

(4)	Mr. Dufton was employed by the Company from September 2004 through August 2005.

(5)	Mr. Owens resigned as an officer and director on July 22, 2004.

(6)
Pursuant to the Resignation and Consulting Agreement between Mr. Newman and Protocall dated June 13, 2005 Mr. Newman forfeited $669,506 worth of accrued salary and Protocall forgave loans totaling $558,381.

(7)
On May 17, 2006, Don Hoffmann resigned as our Chief Executive Officer and from the Board of Directors. Bruce Newman, our former Chief Executive Officer and a director was renamed Chief Executive Officer.

(8)
1,362,000 options were rescinded subsequent to March 31, 2006 as a result of Board of Directors action to correct option grants in November 2005 inconsistent with the Company’s 2004 Stock Option Plan. The rescinded options include: (a) 300,000 of 500,000 shares granted to Don Hoffmann, former CEO, (b) 103,750 of 150,000 shares granted to Brenda Newman, Senior VP Digital Rights and Content Management, (c) 479,125 of 750,000 shares granted to Peter Greenfield, Director, and (d) 479,125 of 750,000 shares granted to Bruce Newman, Director and current President and CEO.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information with respect to grants of options to purchase our common stock under the 2000 Stock Incentive Plan and 2004 Stock Option Plan of Protocall Technologies Incorporated to our executive officers during the fiscal year ended December 31, 2005.

Name	Number of Securities Underlying Options Granted in 2005	Percent of Total Options Granted to Employees in Fiscal Year 2005	Exercise or Base Price	Expiration Date

	(#)	(%)	($/Sh)
Donald Hoffmann	950,000 (6)	21.51	.33-1.35	(1)
Bruce Newman	90,000 (6)	2.04	1.35	(2)
Brenda Newman	350,000 (6)	7.92	.33-1.35	(3)
Mark Benedikt	1,841,667	41.69	.85-1.35	(4)
Syd Dufton	450,000	10.19	1.35	(5)

(1)	450,000 options expire 3/28/2015 and 500,000 expire 11/3/2015.

(2)	Options forfeited due to resignation. Received 750,000 options as a director (6).

(3)	200,000 options expire 3/28/2015 and 150,000 options expire 11/3/2015.

(4)	Options forfeited.

(5)	375,000 options forfeited, 75,000 options expire 8/8/2008.

(6)
1,362,000 options were rescinded subsequent to March 31, 2006 as a result of Board of Directors action to correct option grants in November 2005 inconsistent with the Company’s 2004 Stock Option Plan. The rescinded options include: (a) 300,000 of 500,000 shares granted to Don Hoffmann, former CEO, (b) 103,750 of 150,000 shares granted to Brenda Newman, Senior VP Digital Rights and Content Management, (c) 479,125 of 750,000 shares granted to Peter Greenfield, Director, and (d) 479,125 of 750,000 shares granted to Bruce Newman, Director and current President and CEO.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The following table sets forth with respect to our executive officers information with respect to options exercised, unexercised options and year-end option values in each case with respect to options to purchase shares of our common stock.

			Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In The Money Options At December 31, 2005(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Bruce Newman	-	-	605,494	750,000 (2) (4)	-	-
Brenda Newman	-	-	675,595	369,167 (4)	-	-
Donald Hoffmann	-	-	370,834	629,166	-	-

(1)
Represents the difference between $.15 per share, the last reported sale price of our common stock on December 31, 2005, and the exercise price of the option multiplied by the applicable number of shares.

(2)	750,000 options were issued to Bruce Newman as a director.

(3)
On May 17, 2006, Don Hoffmann resigned as the Company’s Chief Executive Officer and from the Board of Directors. Bruce Newman, our former Chief Executive Officer and a director was renamed Chief Executive Officer.

(4)
1,362,000 options were rescinded subsequent to March 31, 2006 as a result of Board of Directors action to correct option grants in November 2005 inconsistent with the Company’s 2004 Stock Option Plan. The rescinded options include: (a) 300,000 of 500,000 shares granted to Don Hoffmann, former CEO, (b) 103,750 of 150,000 shares granted to Brenda Newman, Senior VP Digital Rights and Content Management, (c) 479,125 of 750,000 shares granted to Peter Greenfield, Director, and (d) 479,125 of 750,000 shares granted to Bruce Newman, Director and current President and CEO.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2005:

Plan category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the previous columns)
Equity compensation plans approved by security holders (1) (2)	6,680,773	$ 1.06	357,012
____________________

(1)	Represents Protocall’s 2000 and 2004 Stock Incentive Plan, which we assumed as part of the reverse merger in July 2004.

(2)
1,362,000 options were rescinded subsequent to March 31, 2006 as a result of Board of Directors action to correct option grants in November 2005 inconsistent with the Company’s 2004 Stock Option Plan. The rescinded options include: (a) 300,000 of 500,000 shares granted to Don Hoffmann, former CEO, (b) 103,750 of 150,000 shares granted to Brenda Newman, Senior VP Digital Rights and Content Management, (c) 479,125 of 750,000 shares granted to Peter Greenfield, Director, and (d) 479,125 of 750,000 shares granted to Bruce Newman, Director and current President and CEO.

Employment Agreements

We do not currently have employment agreements.

2000 Stock Incentive Plan

As of August 24, 2006, there were outstanding options to purchase 2,518,125 shares of our common stock under the 2000 Stock Incentive Plan. The Board of Directors determined in 2004 to cease using the 2000 Stock Incentive Plan for future stock option grants.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our officers, directors or any of their respective affiliates has any interest in the matters to be acted upon, as set forth in this information statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information regarding the beneficial ownership of all shares of our common stock as of the record date, by:

•  each person who beneficially owns 5% or more of our outstanding shares of common stock;

•  each of our directors and executive officers; and

•  all of our directors and executive officers as a group.

The address of each of the persons listed below is c/o Protocall Technologies Incorporated, 47 Mall Drive, Commack, New York 11725-5717.

Name and Address of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class (1)

Bruce Newman	1,558,969 (2)	2.27%
Brenda Newman	1,655,278 (3)	2.41%
Peter Greenfield	8,214,736 (4)	11.94%
CIMOS, Inc	10,840,271 (5)	15.75%
Joachim R Anzer	29,869,500 (6)	43.40%
Jeffrey Josef	4,585,043 (7)	6.66%
Directors and executive officers as a group (three persons)	11,428,983 (8)	16.61%
_______________

(1)
In accordance with Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, shares beneficially owned at any date include shares issuable upon the exercise of stock options, warrants, rights or conversion privileges within 60 days of that date. For the purpose of computing the percentage of outstanding shares beneficially owned by a particular person, any securities not outstanding that are subject to stock options, warrants, rights or conversion privileges exercisable by that person within 60 days of December 31, 2005 have been deemed to be outstanding, but have not been deemed outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.

(2)
Includes 605,494 shares of common stock issuable upon exercise of stock options granted under the Protocall 2000 Stock Incentive Plan, which are currently exercisable and 270,875 shares of common stock issuable upon exercise of stock options granted under the Protocall 2004 Stock Incentive Plan which are currently exercisable.

(3)
Includes 591,012 shares of common stock issuable upon exercise of stock options granted under the Protocall 2000 Stock Incentive Plan, which are currently exercisable and 381,666 shares of common stock issuable upon exercise of stock options granted under the Protocall 2004 Stock Incentive Plan which are currently exercisable.

(4)	Includes 470,875 shares of common stock issuable upon the exercise of stock options granted and currently exercisable under the Protocall 2004 Stock Incentive Plan.

(5)	Includes 3,385,452 shares of common stock issuable upon the exercise of currently exercisable three-year warrants.

(6)	Includes 6,269,331 shares of common stock issuable upon the exercise of currently exercisable three-year warrants.

(7)	Includes 979,320 shares of common stock issuable upon the exercise of currently exercisable three-year warrants.

(8)
Includes 1,196,506 shares of common stock issuable upon exercise of stock options granted and currently exercisable under the Protocall 2000 Stock Incentive Plan. Also includes 1,123,416 shares of common stock issuable upon exercise of stock options granted under the Protocall 2004 Stock Incentive Plan.

________________________

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. All such persons have filed all reports.

COPIES OF PUBLIC FILINGS

We will furnish a copy of any of our public filings to date and any exhibit referred to therein without charge to each person to whom this information statement is delivered upon written or oral request by first class mail or other equally prompt means within one business day of receipt of such request. Any request should be directed to our corporate secretary at Protocall Technologies Incorporated, 47 Mall Drive, Commack, New York 11725-5717, telephone (631) 543-3655.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports and other information with the SEC. Reports and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about its public reference room. Most of our filings also are available to you free of charge at the SEC’s website at http://www.sec.gov or on our website at http://www.protocall.com.

By order of the Board of Directors,

Bruce Newman

President, CEO and Director